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                                                                    Exhibit 99.1

                Court Approves Rouge Industries Sale to Severstal

DEARBORN, Mich., Dec. 22 /PRNewswire-FirstCall/ -- Rouge Industries, Inc. today announced that the United States Bankruptcy Court for the District of Delaware in Wilmington (the "Court") has approved the sale to Severstal of substantially all of the Company's assets pursuant to the terms of the asset purchase agreement between the parties.

As previously announced, Severstal emerged as the highest and best bidder in a competitive auction held on December 19, 2003 for substantially all of the Company's assets, subject to bankruptcy court approval.

The Company expects to use the proceeds of the sale to repay its creditors and to fund administrative expenses. Accordingly, there will not be any amounts available to be distributed to the Company's stockholders from the sale. Completion of the transaction remains subject to certain conditions with a final closing expected by January 30, 2004.

On October 23, 2003, Rouge Industries, Inc., including its subsidiaries Rouge Steel Company, QS Steel Inc. and Eveleth Taconite Company, filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the Court. Rouge Steel Company continues to operate its Dearborn, Michigan steel making facilities and serve its customers.

Safe Harbor Statement
This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.